Exhibit 99.1
Assurant Appoints Rajiv Basu to Its Board of Directors

Brings 40 years of global finance and financial services industry expertise to further strengthen the company’s board

ATLANTA, GA, March 13, 2023 – Assurant, Inc. (NYSE: AIZ), a leading global business services company that supports, protects and connects major consumer purchases, today announced the appointment of Rajiv Basu, former senior partner in Deloitte’s Insurance Practice, to its Board of Directors, effective immediately.

“As a 40-year senior executive at Deloitte, Rajiv brings decades of experience of strategic relevance in the financial services industry, with a specialization in insurance and an extensive international portfolio,” said Assurant Chair of the Board, Elaine D. Rosen. “This combination of skills, along with his demonstrated commitment to leadership in diversity, equity and inclusion make him a strong addition to our Board of Directors.”

Assurant president and CEO Keith Demmings added, “Rajiv is widely respected for his distinguished career and deep financial and industry experience, which will serve Assurant well as we execute on our plan to sustain profitable growth and outperformance. Culturally, he shares our global fluency which will provide insight to further broaden our competitive advantage and growth opportunities across the world.”

Mr. Basu has amassed four decades of experience at Deloitte, advising large financial institutions in the U.S. and abroad, including in all areas of insurance. His career has spanned the world, and he held leadership positions in London, New York, Mumbai and Singapore. During his tenure, he also led Deloitte’s diversity initiative in the Northeast for several years. He was a founding member of Ascend, a Pan Asian leadership organization with over 18 professional chapters today and served as an officer and on its board for 10 years.

In addition to being a Fellow member of the Institute of Chartered Accountants in England and Wales, he is also a New York certified public accountant. Mr. Basu received his M.A. in Economics from BITS, Pilani, India.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a leading global business services company that supports, protects and connects major consumer purchases. A Fortune 500 company with a presence in 21 countries, Assurant supports the advancement of the connected world by partnering with the world’s leading brands to develop innovative solutions and to deliver an enhanced customer experience through mobile device solutions, extended service contracts, vehicle protection services, renters insurance, lender-placed insurance products and other specialty products.

Learn more at Assurant.com or on Twitter @Assurant.

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Media Contacts:

Linda Recupero
Senior Vice President, Global Enterprise Communications
Phone: 201.519.9773
linda.recupero@assurant.com
Stacie Sherer
Vice President, Communications
Phone: 917.420.0980
stacie.sherer@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations and Sustainability
Phone: 201.788.4324
suzanne.shepherd@assurant.com
Sean Moshier
Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com